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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                              PRESS RELEASE
September 4, 1997

Contact:  MEDSTONE INTERNATIONAL, INC.
          David V. Radlinski
          Chairman and Chief Executive Officer
          (714) 448-7700  Ext. 235

            MEDSTONE SUBMITS PMA FOR NON-INVASIVE GALLSTONE TREATMENT

       ALISO VIEJO, California, September 4, 1997 -- Medstone International, Inc. (NASDAQ: MEDS) today announced that it has submitted an application for a pre-market approval (PMA) with the U.S. Food & Drug Administration (FDA) to treat gallstones using the Company's non-invasive lithotripter in conjunction with Actigall(R) (ursodiol USP), a gallstone dissolution medication from Novartis Pharmaceuticals Corporation (East Hanover, NJ).

       The submission is based on an analysis of clinical trials for Actigall monotheraphy and separate clinical trials for combination therapy with lithotripter and Actigall. An analysis of these separate trials indicates that the combination therapy of a device and drug can speed up clearance of the gallstones and result in higher success rates when compared to drug therapy alone.

       "Should the Medstone STS be approved to treat gallstones, it will be the only lithotripter approved in the U.S. to treat both renal stones and gallstones on the same equipment. This means a higher utilization of the Medstone machines already in the field and a comparative advantage in the competition for new sales," said David Radlinski, Medstone Chairman and CEO.

       An estimated 20 million Americans have gallstones of which 2.3 million are symptomatic resulting in approximately 421,000 surgeries each year. This compares to an estimated 1.5 million Americans with kidney stones resulting in approximately 180,000 extracorporeal shockwave lithotripsy procedures each year. The filing with the FDA contains the request that the Medstone STS, in combination with Actigall therapy be indicated for use in fragmenting and eliminating symptomatic, radiolucent, non-calcified gallstones less than 20 mm in maximum diameter. It is estimated that approximately 1.2 million Americans are in this group.

       Actigall is ursodiol USP (ursodeoxycholic acid), a naturally occurring bile acid. The medication was cleared for marketing in 1987 to treat patients with radiolucent, noncalcified gallbladder stones less than 20 mm in greatest diameter in whom elective cholecystectomy would be undertaken except for the presence of increased surgical risk, or for those patients who refuse surgery. In 1996, it was cleared to prevent gallstones in obese patients experiencing rapid weight loss. The most common side effects observed in trials with Actigall were constipation, diarrhea and headache.

       Medstone, as the only vertically integrated extracorporeal shockwave therapy ("ESWT") company, is focused on providing cost effective lithotripsy for the treatment of renal stones and expanding the application of ESWT to other diseases such as gallstones and non-healing bone fractures. (See our web site on the Internet http://www.medstone.com).

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